PRESS RELEASE

The Clorox Company Reports Third-Quarter Results; Updates Fiscal Year 2014 Outlook and Provides Preliminary Outlook for Fiscal Year 2015

OAKLAND, Calif., May 1, 2014 – For its third quarter, which ended March 31, 2014, The Clorox Company (NYSE: CLX) today reported a 2 percent net sales decrease and $1.05 diluted earnings per share (EPS) from continuing operations for 5 percent diluted EPS growth. On a currency-neutral basis, sales grew more than 1 percent. Excluding the negative impact of 13 cents diluted EPS related to an effective currency devaluation in Venezuela, the company’s diluted EPS for the third quarter was $1.18.

“We’re pleased to have delivered 5 percent diluted EPS growth in the third quarter, notwithstanding the Venezuela devaluation,” said Chairman and CEO Don Knauss. “Looking ahead to the fourth quarter and fiscal year 2015, our top priority is to invest significantly in demand-building programs that will help grow our categories and market shares. Importantly, in fiscal year 2015, we anticipate delivering earnings per share growth, even with significant brand investment and anticipated continuing foreign currency declines.”

All results in this press release are reported on a continuing operations basis, unless otherwise indicated. Some information in this release is reported on a non-GAAP basis. See “Non-GAAP Financial Information” below and the tables toward the end of this press release for more information and reconciliations of key third-quarter results to the most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

Fiscal Third-Quarter Results

Following is a summary of key third-quarter results. All comparisons are with the third quarter of fiscal year 2013, unless otherwise stated.

*	$1.05 diluted EPS, 5% increase ($1.18 diluted EPS, excluding impacts from Venezuela currency devaluation)
*	0.5% volume decrease
*	2% sales decrease (1.3% increase, currency neutral)

In the third quarter, Clorox delivered earnings from continuing operations of $139 million, or $1.05 diluted EPS, compared to $134 million, or $1.00 diluted EPS, in the year-ago quarter. Excluding the Venezuela currency devaluation, the company would have delivered $1.18 diluted EPS. Current-quarter results reflect a 12-cent benefit from reduced employee incentive compensation accruals, reflecting anticipated lower year-over-year payouts. Also contributing to earnings growth were the benefits of cost savings and price increases.

In March, the company began using the SICAD I foreign exchange rate of 10.8 VEF to 1 USD to record the results of its Venezuela operations. The effective currency devaluation in Venezuela reduced diluted EPS by 13 cents. This included a non-tax deductible remeasurement loss of $12 million, or 9 cents diluted EPS, $4 million of tax deductible noncash trademark impairment charges, or 2 cents diluted EPS, and a $2 million non-tax deductible valuation allowance on certain Venezuelan tax assets, or 2 cents diluted EPS. These factors contributed to a higher effective tax rate of 35.3 percent for the quarter.

Also impacting the company’s third-quarter results were higher commodity costs and increased manufacturing and logistics costs.

In the third quarter, the company’s sales decreased 2 percent, primarily due to the impact of unfavorable foreign currency exchange rates and higher trade promotion spending, partially offset by the benefit of price increases and favorable mix. Excluding the impact of 3 percentage points from foreign currency declines, sales grew more than 1 percent. Volume decreased half a percentage point, reflecting decreases in the Home Care and Brita businesses, partially offset by growth in the Glad, Charcoal, Professional Products and Cat Litter businesses.

The company’s current-quarter gross margin was 41.8 percent, reflecting a decrease of 30 basis points versus the year-ago quarter. The benefits of strong cost savings and price increases were more than offset by higher commodity costs, as well as higher manufacturing and logistics costs, due in large part to continued inflation in international markets, particularly Venezuela and Argentina.

Total company advertising spending for the quarter was nearly 9 percent of sales.

Year-to-date net cash provided by continuing operations was $434 million, compared with $486 million in the year-ago period. Contributing factors to the year-over-year change include the timing of tax payments and the company’s funding of liabilities under certain nonqualified deferred compensation plans. The company continues to anticipate free cash flow to be about 10 percent of sales for the year. The company continues to use its cash flow to invest in its business, maintain debt leverage within its targeted range and return excess cash to stockholders through dividends and share repurchases. In the third quarter, the company repurchased about 1.5 million shares of its common stock at a cost of approximately $130 million.

Key Segment Results

Following is a summary of key third-quarter results by reportable segment. All comparisons are with the third quarter of fiscal 2013, unless otherwise stated.

Cleaning

(Laundry, Home Care, Professional Products)

  5% volume decrease
  4% sales decrease
  6% pretax earnings decrease

Segment volume decreased, reflecting lower shipments in Home Care primarily driven by the distribution loss of Clorox® disinfecting wipes at a major retail customer and heightened competitive activity in the disinfecting wipes category. These factors were partially offset by disinfecting wipes distribution gains at other key retailers. Laundry volume also decreased from lower shipments of Clorox 2® stain fighter and color booster due to competitive activity and category softness. These factors were partially offset by higher shipments of Clorox® bleach driven by product innovation. Volume growth in the Professional Products business reflected higher shipments of healthcare and cleaning products. The variance between volume and sales was primarily due to favorable mix. Pretax earnings decreased primarily due to lower sales and higher commodity costs, partially offset by the benefit of cost savings.

Household

(Bags and Wraps, Charcoal, Cat Litter)

  5% volume increase
  4% sales increase
  Flat pretax earnings

Segment volume and sales growth were largely driven by higher shipments in Glad and Charcoal. Glad grew volume in advance of a 6 percent price increase in March, as well as strong merchandising support behind a new scented trash bag. Charcoal volume grew behind a comparison to lower shipments in the year-ago quarter, as well as increased merchandising support to launch the start of the grilling season. Although third-quarter Charcoal sales grew in the high-single digits, the overall results were lower than anticipated due to poor weather. Cat Litter volume grew as a result of strong category growth and increased merchandising support for Scoop Away® products. The variance between volume and sales included the impacts of unfavorable mix and higher trade promotion spending. Flat pretax earnings reflected higher sales and the benefit of cost savings, offset by significantly higher resin costs.

Lifestyle

(Dressings and Sauces, Water Filtration, Natural Personal Care)

  1% volume decrease
  3% sales decrease
  6% pretax earnings decrease

Segment volume results were driven by a decrease in the Brita business, primarily due to category softness and continued competitive activity. These results were partially offset by gains in the Food business from higher shipments of Hidden Valley® bottled and dry salad dressings. The variance between volume and sales is primarily driven by higher trade promotion spending on the Food business. Pretax earnings decreased primarily due to lower sales of Brita® products.

International

(All countries outside of the U.S.)

  1% volume increase
  6% sales decrease (9% increase, currency neutral)
  45% pretax earnings decrease ($9 million decrease)

Segment volume growth reflected gains in certain countries in Latin America and growth in Southeast Asia, partially offset by double-digit decreases in Venezuela and Australia. Segment sales decreased due to the impact of unfavorable foreign currency exchange rates across multiple countries, particularly Argentina and Venezuela. Although segment sales decreased 6 percent for the quarter, excluding the impact of 15 percentage points from foreign currency declines, segment sales grew about 9 percent. The variance between volume and sales was due to unfavorable foreign currency exchange rates, partially offset by the benefit of price increases and favorable mix. Pretax earnings decreased reflecting the impact of unfavorable foreign currencies, including the remeasurement loss in Venezuela and trademark impairment charges, as well as higher manufacturing and logistics costs. These decreases were partially offset by the benefit of price increases, favorable mix and cost savings. Although pretax earnings for the current quarter was $11 million, excluding the negative impact of $17 million from the March 2014 Venezuela currency devaluation, pretax earnings was $28 million.

Clorox Updates Fiscal Year 2014 Outlook

  Sales down slightly (2% increase, currency neutral)
  Flat to 25 basis points of EBIT margin expansion (unchanged)
  $4.25-$4.35 diluted EPS range ($4.40 to $4.50, excluding Venezuela devaluation)

“We’ve updated our fiscal year outlook to reflect a negative full-year impact of about 15 cents from the recent Venezuela currency devaluation,” said Chief Financial Officer Steve Robb. “We’re continuing to take actions to mitigate this impact and other challenges, including leaning into our strong cost savings program and driving efficiencies even harder to enhance our productivity.”

Clorox now anticipates sales to be down slightly in fiscal 2014 due to anticipated softness of the company’s U.S, retail business, including lower-than-anticipated Charcoal sales in the back half of the fiscal year, as well as foreign currency declines, including the Venezuela devaluation. Foreign currencies in total are now anticipated to reduce fiscal-year sales by more than 2 percentage points, with about 3 percentage points impacting the second half of the year. On a currency-neutral basis, the company anticipates sales growth of about 2 percent for the fiscal year.

Clorox continues to anticipate EBIT margin to be in the range of flat to up 25 basis points, driven by 150 basis points of cost savings and lower selling and administrative expense as a percentage of sales, primarily due to a decrease in employee incentive compensation accruals and the benefits of the company’s ongoing productivity programs. The company anticipates these factors to be partially offset by higher commodity costs, which are expected to negatively impact margins by more than 100 basis points, as well as continued inflation in some international markets.

Clorox now anticipates an effective tax rate of about 35 percent for fiscal 2014. This higher rate is due to the inability to deduct some of the costs related to the Venezuela currency devaluation.

Net of all these factors, Clorox now anticipates fiscal 2014 diluted EPS from continuing operations in the range of $4.25 to $4.35.

Clorox Provides Initial Outlook for Fiscal Year 2015

  Sales about flat (1-3% increase, currency neutral)
  25 to 50 basis points of EBIT margin expansion
  $4.35-$4.50 diluted EPS range

Clorox anticipates fiscal year 2015 sales to be about flat. Included in this outlook are anticipated benefits from product innovation, which is expected to contribute about 3 percentage points of incremental sales growth, and the benefit of price increases. These factors are expected to be offset by relatively flat U.S. categories and incremental demand-building investment to address anticipated competitive pressures and grow the company’s categories and market shares. Unfavorable mix and declining foreign currencies also are anticipated to impact fiscal year 2015 sales results.

The company anticipates foreign currency declines across multiple countries, particularly in Argentina, as well as in Venezuela, using the SICAD I foreign exchange system. For more than two years, greater than two-thirds of the company’s products in Venezuela have been subject to price freezes, despite double-digit inflation. To help offset the impact of high inflation, the company's outlook assumes the ability to increase prices in Venezuela. Clorox Venezuela continues to seek immediate, ongoing and meaningful price increases to address deteriorating margins and operating losses.

Foreign currencies in total are anticipated to reduce fiscal year 2015 sales by more than 2 percentage points, although they may come in somewhat above or below that estimate, with significantly greater impact in the first half of the fiscal year. On a currency-neutral basis, the company anticipates sales growth in the range of 1 percent to 3 percent for the fiscal year.

Clorox anticipates EBIT margin to increase 25 to 50 basis points, reflecting about 150 basis points of cost savings, price increases in the company’s International business and more moderate commodity cost inflation. The company anticipates these factors to be partially offset by incremental demand-building investment of about one percentage point to support category and market share growth across its brands. The company also anticipates selling and administrative expense as a percentage of sales to be about 14 percent, as a return to targeted levels of incentive compensation accruals is projected to be offset by significant productivity improvements.

Clorox anticipates an effective tax rate of 34 to 35 percent in fiscal 2015.

Net of all these factors, Clorox anticipates fiscal 2015 diluted EPS from continuing operations in the range of $4.35 to $4.50.

For More Detailed Financial Information

Visit the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com for the following:

*	Supplemental volume and sales growth information
*	Supplemental gross margin driver information
*

Reconciliation of certain non-GAAP financial information, including earnings from continuing operations before interest and taxes (EBIT) and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)

*	Supplemental balance sheet and cash flow information and free cash flow reconciliation
*	Supplemental price-change information

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers. Supplemental materials are available in the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,400 employees and fiscal year 2013 revenues of $5.6 billion. Clorox markets some of the most trusted and recognized brand names, including its namesake bleach and cleaning products, Clorox Healthcare™, HealthLink®, Aplicare® and Dispatch® products, Green Works® naturally derived products, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Glad® bags, wraps and containers, Kingsford® charcoal, Hidden Valley® and KC Masterpiece® dressings and sauces, Brita® water-filtration products, and Burt's Bees® and gud® natural personal care products. Nearly 90 percent of the company's brands hold the No. 1 or No. 2 market share positions in their categories. Clorox's commitment to corporate responsibility includes making a positive difference in its communities. In fiscal year 2013, The Clorox Company Foundation awarded about $4 million in cash grants, and Clorox made product donations valued at nearly $15 million. For more information, visit TheCloroxCompany.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the fiscal year ended June 30, 2013, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to: worldwide, regional and local economic conditions and financial market volatility; risks related to international operations, including political instability, foreign currency exchange rate controls, including periodic changes in such controls, fluctuations and devaluations, government-imposed price controls or other regulations, labor unrest and inflationary pressures, particularly in Venezuela, as well as Argentina and other challenging markets; risks related to the possibility of nationalization, expropriation of assets or other government action in foreign jurisdictions, particularly in Venezuela; intense competition in the company’s markets; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities and increases in energy or transportation costs; the ability of the company to drive sales growth, increase market share, grow its product categories, and achieve favorable product and geographic mix; dependence on key customers and risks related to customer ordering patterns; the ability of the company to implement and generate anticipated cost savings and efficiencies; costs resulting from government regulations; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; the impact of product liability claims, labor claims and other legal proceedings, including in foreign jurisdictions and the company’s litigation related to its discontinued operations in Brazil; the success of the company’s business strategies; the ability of the company to develop and introduce commercially successful products; risks relating to acquisitions, new ventures and divestitures and associated costs; supply disruptions and other risks inherent in reliance on a limited base of suppliers; the company’s ability to attract and retain key personnel; the company’s ability to maintain its business reputation and the reputation of its brands; environmental matters including costs associated with the remediation of past contamination and the handling and/or transportation of hazardous substances; the impact of natural disasters, terrorism and other events beyond the company’s control; the company’s ability to maximize, assert and defend its intellectual property rights; any infringement by the company of third-party intellectual property rights; the effect of the company’s indebtedness on its operations and financial results; changes to the company’s credit rating; the sufficiency of the company’s cash flow; the company’s ability to maintain an effective system of internal controls; risks related to reliance on information technology systems, including potential security breaches or cyber attacks that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions; uncertainties relating to tax positions, tax disputes and changes in the company’s tax rate; the potential for asset impairment charges, including intangible assets and goodwill; the accuracy of the company’s estimates and assumptions on which its financial statement projections are based; and the company’s ability to declare dividends or repurchase its stock in the future.

The company’s forward-looking statements in this press release are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

This press release contains non-GAAP financial information relating to sales growth, diluted EPS, EBIT margin, pretax earnings and free cash flow. The company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations.

The company disclosed these non-GAAP financial measures to supplement its condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s results reported in accordance with GAAP, including income taxes, interest income, interest expense, foreign exchange impact and the impact from the March 2014 Venezuela currency devaluation. The exclusion of foreign exchange impact is also referred to as currency-neutral. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the company’s operations and are useful for period-over-period comparisons. Management uses free cash flow and free cash flow as a percent of sales to help assess the cash generation ability of the business and funds available for investing activities, such as acquisitions, investing in the business to drive growth, and financing activities, including debt payments, dividend payments and share repurchases. Free cash flow does not represent cash available only for discretionary expenditures, since the company has mandatory debt service requirements and other contractual and non-discretionary expenditures. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the company’s condensed consolidated financial statements presented in accordance with GAAP.

Aileen Zerrudo (510) 271-3075, aileen.zerrudo@clorox.com
Kathryn Caulfield (510) 271-7209, kathryn.caulfield@clorox.com

Investor Relations
Geoff Joly (510) 271-7412, geoff.joly@clorox.com
Steve Austenfeld (510) 271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events.

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended		Nine Months Ended
	3/31/2014	3/31/2013	3/31/2014	3/31/2013
Net sales	$1,386	$1,413	$4,080	$4,076
Cost of products sold	807	818	2,359	2,344
Gross profit	579	595	1,721	1,732

Selling and administrative expenses	182	196	580	595
Advertising costs	120	132	363	370
Research and development costs	28	34	90	95
Interest expense	25	30	77	96
Other expense (income), net	10	1	8	(8)
Earnings from continuing operations before income taxes	214	202	603	584
Income taxes on continuing operations	75	68	211	194
Earnings from continuing operations	139	134	392	390
Losses from discontinued operations, net of tax	(2)	(1)	(4)	(1)
Net earnings	$137	$133	$388	$389

Net earnings (losses) per share
Basic
Continuing operations	$1.06	$1.01	$3.02	$2.98
Discontinued operations	(0.01)	-	(0.03)	-
Basic net earnings per share	$1.05	$1.01	$2.99	$2.98

Diluted
Continuing operations	$1.05	$1.00	$2.97	$2.94
Discontinued operations	(0.01)	-	(0.03)	-
Diluted net earnings per share	$1.04	$1.00	$2.94	$2.94

Weighted average shares outstanding (in thousands)
Basic	129,318	131,619	129,743	130,960
Diluted	131,555	133,475	132,004	132,629

Reportable Segment Information
(Unaudited)
Dollars in millions

				Earnings (Losses) from Continuing Operations
Third Quarter	Net Sales			Before Income Taxes
	Three Months Ended			Three Months Ended
	3/31/14	3/31/13	% Change (1)	3/31/14	3/31/13	% Change (1)
Cleaning Segment	$437	$454	-4%	$93	$99	-6%
Household Segment	428	413	4%	76	76	0%
Lifestyle Segment	237	245	-3%	67	71	-6%
International Segment	284	301	-6%	11	20	-45%
Corporate	-	-	-	(33)	(64)	-48%
Total Company	$1,386	$1,413	-2%	$214	$202	6%

				Earnings (Losses) from Continuing Operations
Year-to-Date	Net Sales			Before Income Taxes
	Nine Months Ended			Nine Months Ended
	3/31/14	3/31/13	% Change (1)	3/31/14	3/31/13	% Change (1)
Cleaning Segment	$1,348	$1,351	0%	$325	$319	2%
Household Segment	1,152	1,125	2%	169	182	-7%
Lifestyle Segment	692	690	0%	189	197	-4%
International Segment	888	910	-2%	69	73	-5%
Corporate	-	-	-	(149)	(187)	-20%
Total Company	$4,080	$4,076	0%	$603	$584	3%

(1)	Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets
Dollars in millions

	3/31/2014	6/30/2013	3/31/2013
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$364	$299	$423
Receivables, net	551	580	562
Inventories, net	447	394	454
Other current assets	158	147	149
Total current assets	1,520	1,420	1,588

Property, plant and equipment, net	970	1,021	1,041
Goodwill	1,096	1,105	1,118
Trademarks, net	547	553	555
Other intangible assets, net	67	74	78
Other assets	174	138	143
Total assets	$4,374	$4,311	$4,523

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$394	$202	$392
Current maturities of long-term debt	575	-	-
Accounts payable	388	413	390
Accrued liabilities	481	490	503
Income taxes payable	-	29	23
Total current liabilities	1,838	1,134	1,308
Long-term debt	1,595	2,170	2,169
Other liabilities	764	742	787
Deferred income taxes	124	119	107
Total liabilities	4,321	4,165	4,371

Stockholders’ equity
Common stock	159	159	159
Additional paid-in capital	699	661	655
Retained earnings	1,667	1,561	1,474
Treasury shares	(2,054)	(1,868)	(1,758)
Accumulated other comprehensive net losses	(418)	(367)	(378)
Stockholders’ equity	53	146	152
Total liabilities and stockholders’ equity	$4,374	$4,311	$4,523

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

Third-Quarter Sales Growth Reconciliation

	Q3	Q3
	Fiscal	Fiscal
	2014	2013
Non-GAAP Sales Growth (Currency Neutral)	1.3%	1.6%
Foreign exchange	-3.2	-0.7
Total sales growth – GAAP	-1.9%	0.9%

Third-Quarter EPS Reconciliation

Q3
Fiscal
2014
Non-GAAP Diluted EPS	$1.18
Total impact of Venezuela currency devaluation	-0.13
Total EPS – GAAP	$1.05

The reconciliations below for fiscal year 2013 are provided as reference points for the fiscal year 2014 and fiscal year 2015 outlooks.

Fiscal Year 2013 EBIT(1) Margin Reconciliation

FY
Fiscal
2013
Earnings from continuing operations
before income taxes – GAAP	$853
Interest Income	-3
Interest Expense	122
EBIT (1) – non-GAAP	$972
EBIT margin(2) – non-GAAP	17.3%
Net Sales	$5,623

(1)	EBIT represents earnings from continuing operations before interest and taxes.
(2)	EBIT margin is the ratio of EBIT to net sales.

Fiscal Year 2013 Free Cash Flow Reconciliation

FY
Fiscal
2013
Net cash provided by continuing operations – GAAP	$777
Less: Capital expenditures	194
Free cash flow – non-GAAP	$583
Free cash flow as a percent of sales – non-GAAP	10.4%
Net sales	$5,623

For Gross Margin Drivers, please refer to the Supplemental Information: Gross Margin Driver page in the Financial Results section of the company’s website TheCloroxCompany.com.